The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-580-6849 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

THE FIRST YEARS REPORTS FOURTH QUARTER SALES AND YEAR END RESULTS
— Record Sales and Earnings in 2003 —

AVON, Massachusetts, March 1, 2004 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of parenting products for infants and toddlers, today reported sales and net income for the fourth quarter and year ended December 31, 2003.

Net sales for the quarter increased 9% to $35,256,777 versus $32,359,320 for the fourth quarter of 2002. Net income for the quarter increased 79% to $2,492,984 or $0.29 per diluted share compared with $1,389,048 or $0.17 per diluted share in the prior year based on diluted weighted average shares outstanding of 8,571,600 and 8,279,324 respectively.

Net sales for the full year 2003 increased 1% to $135,614,017 versus $134,391,487 for the full year 2002. Net income for the full year increased 23% to $9,781,823 or $1.16 per diluted share compared with $7,937,715 or $0.95 per diluted share in the prior year period based on diluted weighted average shares outstanding of 8,462,178 and 8,368,882, respectively. Annual results for 2003 include a tax benefit of $465,100 or $.06 per diluted share related to the favorable resolution of a state tax matter. Excluding the effect of this non-recurring tax benefit, net income for the full year increased by 17% to $9,316,723 or $1.10 per diluted share.

“Increased sales growth in the fourth quarter was due to the success of new product lines and international sales,” said Ronald J. Sidman, President and Chief Executive Officer of The First Years. “Earnings for the quarter were further enhanced by operational efficiencies and product cost reductions. Overall, we achieved record sales and earnings for the year.”

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years,” licenses from the Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

The First Years Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$24,730,265	$21,989,782
Accounts receivable, net	25,891,057	21,995,564
Inventories	20,298,164	16,171,842
Prepaid expenses and other assets	801,566	1,631,942
Deferred tax assets	2,157,200	2,196,400

Total current assets	73,878,252	63,985,530

Property, plant, and equipment, net	10,786,503	11,766,370

Total Assets	$84,664,755	$75,751,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,788,716	$15,259,792
Accrued royalty expenses	1,431,051	1,361,836
Accrued selling expenses	3,107,430	3,251,482

Total current liabilities	19,327,197	19,873,110

Deferred tax liability	1,391,900	1,262,200

Stockholders’ equity	63,945,658	54,616,590

Total Liabilities and Stockholders’ Equity	$84,664,755	$75,751,900

The First Years Inc.
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003		2002
Net Sales	$35,256,777	$32,359,320	$135,614,017		$134,391,487
Cost of Products Sold	22,070,631	22,008,041	85,448,357		88,281,741

Gross Profit	13,186,146	10,351,279	50,165,660		46,109,746
Selling, General, and Administrative Expenses	9,197,687	8,056,998	35,223,252		32,790,120

Operating Income	3,988,459	2,294,281	14,942,408		13,319,626
Interest Income	65,125	59,967	206,715		134,089

Income before Income Taxes	4,053,584	2,354,248	15,149,123		13,453,715
Provision for Income Taxes	1,560,600	965,200	5,367,300	[1]	5,516,000

Net Income	$2,492,984	$1,389,048	$9,781,823	[1]	$7,937,715

Basic Earnings Per Share	$0.30	$0.17	$1.18	[1]	$0.97

Basic Weighted Average Number of Shares Outstanding	8,308,187	8,216,028	8,264,554		8,200,624

Diluted Earnings Per Share	$0.29	$0.17	$1.16	[1]	$0.95

Diluted Weighted Average Number of Shares Outstanding	8,571,600	8,279,324	8,462,178		8,368,882

1 – Amounts include a tax benefit of $465,100 related to the favorable resolution of a state tax matter. Excluding the effect of this non-recurring tax benefit, net income for the year ended December 31, 2003 was $9,316,723 or $1.10 per diluted share.